EXHIBIT 10.12

EVERCORE GROUP HOLDINGS L.P.

July 18, 2006

Adam Frankel, Esq.

69 Harding Road

Old Greenwich, CT 06870

Dear Adam:

On behalf of Evercore Group Holdings L.P. (“EGHLP”) and its affiliates (collectively, “Evercore”), I am pleased to present to you this letter agreement, which sets forth the terms and conditions of your employment.

1.	Position:

You shall serve as a Senior Managing Director and General Counsel of Evercore and you shall have such specific duties, responsibilities and authorities consistent with your position, as shall be determined by the co-Chief Executive Officers of Evercore (currently Roger Altman and Austin Beutner) (our “CEOs”), to whom you will report. While a Senior Managing Director, you shall work in Evercore’s principal executive offices in New York City, New York, subject to travel in the course of performing your duties for Evercore. You agree to devote substantially all of your business time and use your best reasonable efforts in the performance of your duties hereunder and, during your employment hereunder, you agree not to engage in any other business, profession or occupation for compensation without the prior written consent of at least one of our CEOs. Notwithstanding anything herein to the contrary, you shall not be prohibited from (i) engaging in charitable, educational and non-profit activities, including serving on the boards of such entities, to the extent such activities are approved in advance by at least one of our CEOs, (ii) from managing your personal and/or family investments and affairs, so long as such management does not interfere with the performance of your duties hereunder or (iii) serving on the board of directors of Picis, Inc., unless your resignation from such board is reasonably requested by one of our CEOs.

2.	Cash Compensation:

With respect to compensation for your employment with Evercore, you will receive the following compensation and benefits, from which Evercore shall be entitled to withhold any amounts required by applicable law:

(a) Until the second anniversary of your commencement of your employment (“Start Date”), Evercore shall pay you a base salary (“Base Salary”) at the rate that shall not be less than $500,000 per annum. Such Base Salary shall be payable in accordance with the normal payroll practices of Evercore. Additionally, Evercore shall pay you a guaranteed annual minimum bonus for the remainder of calendar year 2006 and for calendar 2007 of $200,000, payable at such time as annual bonuses are paid in accordance with normal Evercore practice and subject to your continued employment with Evercore through such payment date.

(b) After the second anniversary of your Start Date and all calendar years thereafter, your annual cash compensation will be payable in a manner that is commensurate with your position with Evercore, as determined by the CEOs on an annual basis; provided, however, that in no event will your annual cash compensation opportunity (which shall be comprised of a fixed Base Salary amount and a variable annual bonus amount that will be based on corporate and individual performance factors) (your “Annual Cash Opportunity”) be less favorable than the level of such opportunity provided to other similarly situated corporate headquarter executives of Evercore (“Corporate Executives”) on an annual basis. Your Annual Cash Opportunity may be payable in any form in accordance with the terms of the Evercore Partners Inc. 2006 Annual Incentive Plan.

3.	Termination of Employment:

(a) If (i) prior to the date which is 30 months after your Start Date or (ii) at any time after the occurrence of a change in control of Evercore (as such term is defined in the Partnership Agreements, a “Change in Control”), your employment is terminated either by Evercore without Cause (as such term is defined below) or by you for Good Reason (as such term is defined below), you shall be entitled to (x) continued payment of your Base Salary (as in effect immediately prior to such termination) for twenty-four (24) months following such termination, payable in accordance with the normal payroll practices of Evercore, (y) an amount equal to $200,000 if such termination occurs prior to January 1, 2007 and thereafter, the average of the annual cash bonuses you received (and, solely for purposes of this calculation, if such termination occurs prior to the date you would have received, but for such termination, an annual cash bonus in respect of the fiscal year of Evercore (“Fiscal Year”) ending immediately prior to the date of such termination, then you shall be deemed to have received such bonus) in respect of the two Fiscal Years (or, if such termination occurs prior to the first two Fiscal Years ending after you commence employment with Evercore, one Fiscal Year) occurring prior to the Fiscal Year in which such termination occurs (such average annual cash bonus amount, the “Average Bonus Amount”), payable at the same time that annual bonuses are normally payable to Corporate Executives for the Fiscal Year in which such termination occurs, and (z) continued coverage for you, your spouse and your dependents under our medical plans in effect for Corporate Executives for the twenty-four (24) calendar months following such termination, subject to payment by you of the same premiums you would have paid during such period of coverage if you had remained an active employee of Evercore.

(b) Any payments and benefits provided for in Section 3(a) above shall be conditioned upon and subject to your duty to mitigate and seek reasonably comparable new employment, and any income derived from such mitigating employment shall be offset against the Base Salary and Average Bonus Amount payments provided for therein; provided, however, that (i) the obligations included in this sentence shall not apply during the Restricted Period (as defined in the Employee Agreement (as defined below)) or at any time on or after the occurrence of a Change in Control and (ii) you shall have no obligation to seek employment for a position that is inferior in title, responsibility or compensation than your position with Evercore or seek employment outside of the area that comprises a 50-mile radius of your current principal residence at the address stated at the beginning of this letter agreement.

(c) In addition to the provisions of Section 3(a), upon any termination of your employment by you without Good Reason (other than due to your death), subject to your satisfying your applicable obligations under the Employee Agreement, during the Restricted Period, the Company shall (x) continue to pay you your Base Salary (as in effect immediately prior to such termination), payable in accordance with the normal payroll practices of Evercore, and (y) continue to provide coverage for you, your spouse and your dependents under our medical plans in effect for Corporate Executives, subject to payment by you of the same premiums you would have paid during such period of coverage if you had remained an active employee of Evercore during such time.

(d) For purposes herein, “Good Reason” shall mean (i) a material diminution in or adverse alteration to your title or duties as set forth in Section 1 hereof, (ii) a reduction in your Annual Cash Opportunity from that in effect for the Fiscal Year preceding the Fiscal Year in which such reduction occurs, excluding any reduction that affects all Corporate Executives equally and is part of a company-wide reduction in annual cash compensation, (iii) the relocation of your principal office with Evercore to a location outside of the area that comprises a 50-mile radius from your current principal residence at the address stated at the beginning of this letter agreement, (iv) the failure of Evercore to comply with any material terms of this letter agreement or (v) the requirement by Evercore that you report to someone other than the CEOs, or, in the event that one of the CEOs’ employment terminates, that CEO’s successor, or other senior executive who holds a title of President or Chief Operating Officer of Evercore, and who in any such case (x) performs such duties and responsibilities, and has the opportunity to earn annual cash compensation, that in each such case is at a level substantially similar to that of the remaining CEO and (y) reports directly to the board of directors of Evercore.

(e) For purposes hereof, “Cause” shall mean the occurrence or existence of any of the following: (i) the failure of you to comply with any material terms of this Agreement, provided you do not cure said conduct or breach (to the extent curable) within ten (10) business days after either of the CEOs provides you with written notice of said conduct or breach; (ii) the conviction of, or plea of guilty or nolo contendere by you in respect of, any felony; (iii) the perpetration by you of fraud against Evercore; (iv) the willful and continued failure by you to substantially perform your duties with Evercore on a full-time basis (other than any such failure resulting from your death or Disability), provided that an act, or a failure to act, on your part shall be deemed “willful” only if done, or omitted to be done, by you not in good faith or without a reasonable belief that your action or omission was in or not opposed to the best interests of Evercore; and provided further that you do not cure said conduct or breach (to the extent curable) within ten (10) business days after either of the CEOs provides you with written notice of said conduct or breach; and (v) any willful misconduct by you that could reasonably have, or could reasonably be expected to have, an adverse effect in any material respect on Evercore.

(f) In the event of any termination of your employment for any reason, in addition to any other amounts to which you may be entitled under this section, you (or your estate or legal representative, as the case may be) shall be entitled to any unpaid Base Salary accrued through the date of such termination, and any employee benefits that you may be entitled to receive under our employee benefit plans. All payments provided for in this Section 3 are subject to withholding by Evercore for any amounts required by law.

4.	Other Terms of Employment:

While you are employed with Evercore, you will be eligible to participate in Evercore welfare, pension and other employee benefit plans or programs that are generally made available to other Senior Managing Directors of Evercore.

Your employment with Evercore is for an unspecified duration and constitutes “at-will” employment, and this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at your or Evercore’s option, with or without notice without further obligation of either party hereunder, except as otherwise provided herein; provided that you will be obligated to give Evercore 30 days advance written notice of any voluntary resignation of your employment. Upon your termination of employment with Evercore for any reason, you agree to resign, as of the date of such termination and to the extent applicable, from any board of directors or committees of Evercore or its affiliates on which you serve and any board, committees or other organizations on which you serve in a representative capacity of Evercore or its affiliates.

Evercore shall reimburse you for all reasonable business-related expenses you incur in connection with the performance of your duties in accordance with its policies.

Evercore agrees to indemnify and hold you and your heirs harmless, and advance any costs and expenses to you or your heirs in connection with any defense of a claim requiring such indemnification, in any such case to the maximum extent provided in the by law.

As a condition of your employment, you agree to sign the EGHLP partnership agreement, the documentation relating to the IPO executed by Evercore’s existing Senior Managing Directors and Evercore’s agreement relating to the confidentiality of Company information, noncompetition and nonsolicitation covenants and intellectual property, a copy of which is attached hereto as Exhibit A (the “Employee Agreement”), concurrently with your execution of this letter agreement. Your admission as a limited partner of EGHLP will be effective as of the commencement of your employment. The Employee Agreement will become effective upon the closing of the IPO.

All notices or communications hereunder shall be in writing, addressed: (i) to Evercore at its principal corporate headquarters, to the attention of Mr. Roger Altman and Mr. Austin Beutner, Co-Chief Executive Officers of Evercore, or their successors, and (ii) to you at the most recent residential address contained within the personnel records of Evercore (or to such other address as such party may designate in a notice duly delivered as described below). Any such notice or communication shall be delivered by telecopy, by hand or by courier (provided written confirmation of receipt is obtained) or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above, and in the case of delivery other than by hand, the third business day after the actual date of mailing shall constitute the time at which notice was given.

Except as otherwise provided in the Employee Agreement, any controversy or claim arising out of or relating to this letter agreement and its Exhibits or the breach or threatened breach of such agreements or exhibits, that cannot be resolved by you and Evercore, including any dispute as to the calculation of any payments hereunder, shall be submitted to final and binding arbitration in the Borough of Manhattan, New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any such award shall be entered into any court of competent jurisdiction. Each party shall be responsible for its own costs and expenses; provided, however, that Evercore will pay all of your legal and accounting fees incurred in connection with you (or your estate) enforcing any rights under this letter agreement, including its Exhibits, or in defending against any challenge to such rights, only in the event that you substantially prevail in any such arbitration.

EGHLP represents and warrants that (i) it is fully authorized to enter into this letter agreement, including its Exhibits, and to perform its obligations under it, (ii) the execution, delivery and performance of this letter agreement, including its Exhibits, by Evercore does not violate any applicable regulation, order, judgment or decree or any agreement, plan or corporate governance document of Evercore or any agreement among holders of its shares or the units of Evercore L.P. and (iii) upon the execution and delivery of this letter agreement, including its Exhibits, by Evercore and you, this letter agreement, including its Exhibits, shall be a valid and binding obligation of Evercore, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

This letter agreement and its Exhibits shall be construed, interpreted and governed in accordance with the laws of New York, without reference to principles of conflicts of law.

This letter agreement (together with its Exhibits, including your executed Employee Agreement, and the applicable Partnership Agreements) supersedes any and all prior representations and agreements, whether written or oral regarding the subject matter hereof (unless otherwise explicitly provided in this Agreement) and contains the entire understanding of the parties with respect to your employment with Evercore and there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter contained herein other than those expressly set forth herein. In all events, there shall be no contractual or similar restrictions on your right to terminate your employment with Evercore or on your post-employment activities, other than restrictions expressly set forth in this letter agreement, the Employee Agreement, and the Partnership Agreements, as applicable. This letter agreement may not be altered, modified or amended, except by written instrument signed by the parties hereto and may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement. Any waiver of any provision of this letter agreement and its Exhibits shall only be effective if such waiver is in a writing that expressly identifies the provision whose control is being waived and is signed by the party against whom it is being enforced.

In the event of any conflict between any provision of this letter agreement and any provision of any plan, policy, program of, or other agreement with, Evercore (excluding any Partnership Agreement), the provision of this letter agreement shall govern. In the event of any conflict between any provision of this letter agreement and any provision of any applicable Partnership Agreement, the provision of the Partnership Agreement shall govern.

This letter agreement and its Exhibits shall be binding upon and inure to your benefit and that of Evercore and our respective successors, heirs (in your case) and assigns. Your rights and obligations under this letter agreement and its Exhibits shall not be assignable by you (other than by will, operation of law or as otherwise permitted herein, in Exhibit A or pursuant to any applicable plan, policy, program or arrangement of, or other agreement with, Evercore) but may be assigned by Evercore to an entity which is a successor in interest to substantially all of the assets of Evercore, provided such entity assumes the liabilities, obligations and duties of Evercore under this letter agreement and its Exhibits. Once executed by Evercore, this letter agreement shall be irrevocable by Evercore from the date first written above, provided that you execute and deliver this letter agreement within 7 days of such date.

The parties hereto recognize that certain provisions of this letter agreement may be affected by Section 409A of the Internal Revenue Code. The parties agree to negotiate in good faith to amend this letter agreement or to take such other actions as may be necessary or advisable to comply with Section 409A.

[Signatures on next page.]

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

EVERCORE GROUP HOLDINGS L.P.

By: Evercore Group Holdings L.L.C., its general partner

By:	/S/ AUSTIN M. BEUTNER
Name:	Austin M. Beutner
Title:	Managing Member

Accepted and Agreed this 18th day of July, 2006.

/S/ ADAM FRANKEL
Adam Frankel, Esq.